Arden Group, Inc.

CONTACT:	Patricia S. Betance	Exhibit 99.1
	Assistant Secretary	Page 1 of 2

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE
	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces First Quarter Earnings

    LOS ANGELES, CA May 11, 2011 – Arden Group, Inc. (Nasdaq–ARDNA) today released its sales and income figures for the first quarter ended April 2, 2011.

    Arden Group, Inc. is the parent company of Gelson’s Markets which operates eighteen full-service supermarkets in Southern California carrying both perishable and grocery products.

(TABULAR INFORMATION ATTACHED)

Post Office Box 512256, Los Angeles, California 90051-0256 (310) 638-2842
2020 South Central Avenue, Compton, California 90220 FAX: (310) 631-0950

Exhibit 99.1

ARDEN GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
FIRST QUARTER EARNINGS RELEASE

		Thirteen Weeks Ended
		April 2, 2011	April 3, 2010

Sales	(a)	$104,194,000	$104,777,000
Operating income	(b)	7,362,000	8,505,000
Interest, dividend and other income (expense), net	(c)	2,204,000	58,000
Income before income taxes		9,566,000	8,563,000
Income tax provision		3,897,000	3,489,000
Net income		$5,669,000	$5,074,000
Basic and diluted net income per common share		$1.79	$1.61
Basic and diluted weighted average common shares outstanding	(d)	3,161,098	3,161,098

(a)
Same store sales from the Company’s 18 supermarkets decreased by 0.6% for the first quarter ended April 2, 2011 compared to the same period of the prior year.  The first quarter of 2010 included sales from the Easter and Passover holidays which did not occur until the second quarter of 2011.

(b)
Beginning in March 2010, operating income was negatively impacted by an increase in the health and welfare contribution rate for the majority of the Company’s union employees to the maximum allowable rate under the collective bargaining agreement resulting in additional expense of approximately $74,000 per week.  In addition, the contribution rate increased again at the beginning of February 2011 resulting in an additional increase of approximately $11,000 per week.  Operating income was also negatively impacted by an increase in stock appreciation rights (SARs) compensation expense in the first quarter of 2011 compared to the same period of the prior year.  The Company recognized SARs compensation expense of $10,000 in the first quarter of 2011 compared to a reversal of $602,000 in the first quarter of 2010.

The Company’s collective bargaining agreement with the United Food & Commercial Workers International Union (UFCW) expired on March 6, 2011.  The UFCW’s contract with the three major grocery retailers in our trade area – Vons, Ralphs and Albertsons grocery chains (Majors) – also expired on the same date.  The Majors are currently in negotiations with the UFCW to renew their collective bargaining agreements.  The Company has signed an extension agreement with the UFCW pending the outcome of the UFCW’s negotiations with the Majors which obligates Gelson’s to any changes agreed to by the Majors in hourly wage rates and the benefit plans subject to our employees’ ratification.  On April 20, 2011, the UFCW employees of the Majors voted to authorize the UFCW to call a strike against the Majors if necessary.

(c)	Other income reflects a gain of approximately $2,129,000 from the sale of an undeveloped parcel of land during the first quarter of 2011.

(d)
In April 2011, subsequent to the end of the first quarter, the Company purchased 90,098 shares of its Class A Common Stock in an unsolicited private transaction for an aggregate purchase price of $6,684,371.

Arden Group, Inc.
2020 South Central Avenue, Compton, California  90220
Telephone:  (310) 638-2842    Facsimile:  (310) 631-0950